AMENDED AND RESTATED
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated September 12, 2008, as amended on January 1, 2009, and amended and restated this 10th day of April, 2014 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Morgan Stanley Investment Management Inc. (the "Adviser");

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.(a) Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time (“Assets”), and, with respect to such Assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees, in such form as may be mutually agreed upon by the parties, concerning the Adviser's discharge of the foregoing responsibilities.  The Adviser shall discharge the foregoing responsibilities with respect to the Assets subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish and provide to the Adviser in writing, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current registration statement, as amended from time to time, and applicable laws and regulations.  In the event that other investment advisers are retained to render investment management services to a Portfolio in addition to the Adviser, the Manager acknowledges and agrees that the Adviser will not be held responsible for such other investment advisers’ compliance with policies and limitations applicable to the Portfolio.  The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.  (With respect to the Assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of the Assets, which the Adviser deems should be invested in short-term money market instruments.  The Manager agrees to provide this service.)  The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Assets in accordance with Proper Instructions received from the Adviser.  (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), a copy of which, and any subsequent modifications thereto, shall be timely provided to the Adviser.)  The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.  The Adviser shall provide to the Manager a copy of Part II of its current Form ADV as filed with the Securities and Exchange Commission, and such other information and reports related to the Adviser’s management of the Assets as may reasonably be requested by the Manager from time to time.  The Manager acknowledges and agrees that the Adviser may perform the services required under this Agreement through the Adviser’s employees, officers and/or agents.

The Adviser is authorized on behalf of the Portfolios, and consistent with the investment discretion delegated to the Adviser herein, to:  (i) enter into agreements and execute any documents (e.g. any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Trust with respect to any investments made for the Portfolios.  Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Portfolio’s investment policies and other governing documents; (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Portfolio under such documentation; and (c) the Adviser shall immediately notify the Manager of any event of default, potential event of default or termination event affecting a Portfolio under such documentation.  The Adviser further shall have the authority to instruct the custodian to:  (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Portfolios; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit margin or collateral shall be effected by transfer or segregation within an account maintained for the Portfolios by its custodian subject to control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.  The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement.

(b) Duties of the Manager. The Manager shall provide (or cause the Trust’s Custodian(s) to provide) timely information to the Adviser regarding such matters as the composition of assets of the Portfolios, cash requirements and cash available for investment in the Portfolios, and all other information as may be reasonably necessary for the Adviser to perform its responsibilities hereunder.  The Manager has furnished the Adviser with a copy of the current prospectus and statement of additional information of each Portfolio and agrees during the continuance of this Agreement to furnish the Adviser with copies of any revisions or supplements relating to the Portfolios or the management thereof at, or, if practicable, before the time such revisions or supplements become effective.  No revisions shall be made, nor supplements issued, regarding a Portfolio or the Adviser without the prior review of the Adviser.  No written disclosure materials naming or relating to the Adviser or its employees other than materials provided or approved by the Adviser shall be used by the Manager, the Trust or their affiliates in offering or marketing shares of the Trust or the Portfolios; provided, however, that the Manager shall not be required to obtain prior approval for materials in which the Adviser is merely referenced by name, along with the names of other sub-advisers for the Portfolio(s), with no further description of the Adviser.  The Manager agrees to notify the Adviser of any decisions of the Trustees of the Trust applicable to the Portfolio that may affect the duties of the Adviser under this Agreement, and to furnish the Adviser with copies of any financial statements or reports made by a Portfolio to its shareholders and any further materials or information which the Adviser may reasonably request to enable it to perform its duties under this Agreement.

(c) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(d) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.  Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the

Adviser for or on behalf of the Trust or any of its Portfolios, including without limitation, compliance with all recordkeeping and reporting requirements pursuant to Parts 43, 45 and 46 of the regulations of the Commodity Futures Trading Commission (“CFTC”) and comparable rules of the Securities and Exchange Commission (collectively, the “Derivatives Recordkeeping and Reporting Rules”).

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time.  In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information.  Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates.  The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.  The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser (“Adviser’s Assets”) to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement as applied solely to the Adviser’s Assets.  The Adviser shall not consult with any other investment sub-adviser of the Portfolio or a sub-adviser to a portfolio that is under common control with the Portfolio concerning transactions for the Portfolio in securities or other assets, except as permitted by Rule 12d3-1 of the Investment Company Act of 1940, as amended.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and or voted inconsistently with the Adviser’s proxy voting guidelines.  The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement.  Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios as provided by the Manager during the relevant quarter.  Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said

Schedule(s). Although the Manager may from time to time waive the compensation it is entitled to receive from the Trust or the Portfolio(s), any such waiver will have no effect on the Trust’s obligation to pay the Adviser the compensation set forth in the Schedule(s) attached hereto.The Trust is solely responsible for the payment of fees to the Adviser.

If, in the future, another investment adviser (“Fund Client”) retains the Adviser to sub-advise a portfolio (or portion thereof) registered under the Investment Company Act of 1940 (“Fund Account”), and (i) such Fund Client has a substantially similar business relationship with the Adviser, (ii) such Fund Account has assets equal to or less than the Assets designated to the Adviser, (iii) such Fund Account is managed in a substantially similar manner with similar investment policies and guidelines as the applicable Portfolio, and (iv) such Fund Client receives a fee schedule that would result in a lower fee than the fee provided for such Portfolio hereunder, then the Adviser will timely notify the Manager of such lower fee arrangement.  The following client accounts shall not be considered for purposes of this paragraph: (i) accounts that pay incentive fees (i.e., fees that are based all or in part on the performance of a client’s account against any benchmark or on capital appreciation or total returns of such account), (ii) clients that maintain multiple accounts with the Adviser, (iii) clients that are affiliates of the Adviser, and (iv) accounts that the Adviser has been retained to replace an existing investment adviser.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

7. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust, are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request; provided, however, that the Adviser may retain a copy of such records.

8. (a) Standard of Care.  Except as may otherwise be provided by applicable laws and regulations, neither the Adviser nor any of its affiliates or its or their officers, directors, employees or agents shall be subject to any liability to the Manager, the Trust, the Portfolios or any shareholder of a Portfolio or the Trust for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties hereunder or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder.  The Manager acknowledges and agrees that the Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolios or the Assets designated by the Manager to the Adviser, or that the Portfolios or such Assets will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.

(b) Indemnification. The Manager shall hold harmless and indemnify the Adviser for any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys fees) (“Losses”) incurred by the Adviser in connection with the performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses resulting from willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties hereunder or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder.

The Adviser shall hold harmless and indemnify the Manager for any and all Losses incurred by the Manager that arise from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder; provided, however, that nothing contained herein shall require that the Manager be indemnified for Losses resulting from willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties hereunder or by reason of the Manager’s reckless disregard of its obligations and duties hereunder.

9. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested persons of the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested persons of the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested persons of the Trust as a shareholder or otherwise; provided that all such “interests” shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue as to each Portfolio for two years after the Portfolio’s initial approval and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the applicable Portfolio; provided, however, that if the shareholders of the applicable Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder.  The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.  This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the applicable Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Manager.  This Agreement will automatically and immediately terminate in the event of its assignment.  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 10, and Section 9 above, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

13. Governing Law. This Agreement shall be governed by the laws of Texas.

14. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Morgan Stanley Investment		American Beacon Advisors, Inc.
Management Inc.

By:	/s/James Upton	By:	/s/ Jeffrey K. Ringdahl
Name:	James Upton		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

Schedule A
to the
Amended and Restated
American Beacon Funds
 Investment Advisory Agreement
among
American Beacon Funds
American Beacon Advisors, Inc.
and
Morgan Stanley Investment Management Inc.

American Beacon Funds (the “Trust”) shall pay compensation to Morgan Stanley Investment Management Inc. (the "Adviser") pursuant to Section 4 of the Amended and Restated Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment sub-advisory services with respect to the American Beacon Emerging Markets Fund (the "Portfolio") of the American Beacon Funds based on the following calculation:

0.90% per annum on the first $50 million
0.75% per annum on the next $50 million
0.70% per annum on the excess over $100 million

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

DATED:  January 1, 2009 and restated April 10, 2014

Morgan Stanley Investment		American Beacon Advisors, Inc.
Management Inc.

By:	/s/James Upton	By:	/s/ Jeffrey K. Ringdahl
Name:	James Upton		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

9